Exhibit 4.05

Principal Amount: $[______]	Initial Issuance Date: [________] (“Issuance Date”)
Amended and Restated on: [_______]

PROMISSORY NOTE

FOR VALUE RECEIVED, Adapti, Inc., a Nevada corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of Beach Capital LLC, or registered assigns (the “Holder”), the sum of [______] dollars ($[*]) (“Principal Amount”) together with any interest as set forth herein, on June 30, 2026 (the “Maturity Date”).

ARTICLE I

REPAYMENT OF NOTE / INTEREST

1.1 Interest Rate. The unpaid Principal Amount of this Note will bear simple interest at the rate of ten percent (10%) per annum from the Issuance Date until paid in full. Upon an Event of Default (as defined below), and while such Event of Default is continuing, this Note will bear simple interest on the unpaid Principal Amount (excluding interest) at the rate of the lesser of (i) eighteen percent (18%) per annum or (ii) the highest rate under Nevada Law (“Default Interest”). All interest shall be computed on the basis of a 365-day year. Interest shall commence accruing on the Issuance Date.

1.2 Payments. The Principal Amount and all applicable accrued interest (including any Default Interest) (collectively the “Outstanding Amounts”) which are outstanding, will be due and payable in cash on the Maturity Date, unless required to be repaid sooner under the provisions of this Note. All payments due hereunder shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder provides to Borrower pursuant to the signature page hereto.

1.3 Prepayment. Borrower has the right to prepay all Outstanding Amounts under this Note (but not a partial payment). Upon Borrower intending to prepay the Note, Borrower will be required to provide notice to Holder stating: (1) that the Borrower is prepaying the Note, and (2) the date of prepayment (“Prepayment Date”) which shall be at least three (3) days after but not more than ten (10) days from the date of the notice. On the Prepayment Date, Borrower shall make payment of the Outstanding Amounts to an account / address to be confirmed in writing by Holder.

1.4 Taxes Liens. This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the Holder thereof.

1.5 Unsecured. This Note is an unsecured obligation of Borrower and will rank pari passu with any other future debt instrument having similar terms to this Note.

ARTICLE II

EVENTS OF DEFAULT

2.1  Events of Default. Each of the following will constitute an event of default under this Note (each, an “Event of Default”):

(a) Failure to Pay the Outstanding Balance. The Borrower fails to pay the principal, interest and any applicable costs and fees when due on this Note, whether on the Maturity Date or upon acceleration and such breach continues for a period of five (5) days after written notice from the Holder.

(b) Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note and such breach continues for a period of twenty (20) days after written notice thereof to the Borrower from the Holder.

(c) Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith shall be false in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note.

(d) Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

(e) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

(f) Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

Upon the occurrence and during the continuation of any Event of Default and upon delivery of a written notice of default (a “Notice of Default”) to the Borrower, and after providing a ten (10) day opportunity to cure said Event of Default, the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Outstanding Amounts. All such amounts shall immediately become due and payable, together with all costs, including, without limitation, legal fees and expenses, of collection.

ARTICLE III

MISCELLANEOUS

3.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, e-mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

Adapti, Inc.

2278 Monitor Street

Dallas, TX 75207

Attn: Jeff Campbell

Email: [*]

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If to the Holder: Any notice to the Holder may be given by such means to the Holder at the address provided by the Holder in the signature page below. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth

3.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder.

3.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended).

3.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

3.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. The prevailing Party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each Party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note, any agreement or any other document delivered in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

*SIGNATURE PAGE TO FOLLOW*

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IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by its duly authorized officer.

BORROWER: ADAPTI, INC.

By:
Jeff Campbell
Executive Chairman, Adapti, Inc.

Date: [*]

Accepted and Agreed:

HOLDER: Beach Capital LLC

By:
Name:
Title:

Address:

Email:

Date: [*]

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